Empowering Cells to Change Lives

Exhibit 99.1

SQZ Biotechnologies Appoints Marshelle Smith Warren, M.D.

as Chief Medical Officer

Experienced Drug Developer Brings Over 25 Years of Clinical Development Industry Knowledge Across Oncology, Immunology, and Infectious Disease

Appointment Effective June 1st, 2022

WATERTOWN, Mass., May 31, 2022 – SQZ Biotechnologies (NYSE: SQZ), focused on unlocking the full potential of cell therapies for multiple therapeutic areas, today announced that it has appointed Marshelle Smith Warren, M.D. as Chief Medical Officer. Dr. Warren will report to the CEO and lead the company’s clinical development, clinical operations, translational medicine, and regulatory affairs functions.

“Marshelle has tremendous experience in cell-based therapeutic development and will provide complementary expertise as we seek to rapidly advance our clinical programs,” said Armon Sharei, Ph.D., CEO and Founder at SQZ Biotechnologies. “Her proven leadership, extensive global clinical trial experience, and broad clinical development background will strengthen our ability to execute on our mission to drive patient impact across disease areas.”

Dr. Warren brings over 25 years of clinical development industry experience to the company, including a particular focus on viral malignancies and T cell-directing therapeutics. Previously, she was Chief Medical Officer and Senior Vice President of R&D at Viracta Therapeutics, where she led the development of investigational therapeutics for the treatment of Epstein-Barr virus associated lymphoid malignancies. Her prior experience also includes clinical development positions at Allovir, Atara Biotherapeutics, Ionis, Gilead Sciences, Amgen, and AstraZeneca Pharmaceuticals. Dr. Warren has also recently served as a senior advisor on Phase 2 and Phase 3 clinical research programs for investigational T cell therapies targeting cancer, autoimmunity, and viral infections.

“I am very excited to be joining a dedicated team focused on developing a new generation of impactful cell therapies for diseases with significant unmet need,” said Marshelle Smith Warren, M.D., Chief Medical Officer at SQZ Biotechnologies. “I look forward to supporting our clinical team and working with my fellow leaders at SQZ to realize the broad potential of our cell therapy platforms to benefit patients around the world.”

During her career, Dr. Warren has made significant contributions to approved immunology products including blockbuster Enbrel® (rheumatoid arthritis) and Accolate® (asthma). She has led the development of successful investigational new

Empowering Cells to Change Lives

drug applications for a range of therapeutic types and has overseen regulatory authority negotiations and advisory meetings.

Dr. Warren, who is board certified in internal medicine and clinical immunology, received a BS in biology with honors from Baylor University, and an MD from the University of Nebraska Medical Center College of Medicine. She performed her residency in internal medicine at St. Joseph’s Hospital in Colorado and completed a clinical immunology fellowship at the National Jewish Center for Immunology and Respiratory Medicine.

SQZ Biotechnologies’ cell therapy programs seek to generate activating or tolerizing target-specific immune responses with potential impact across many diseases. The company’s first disease targets include Human Papillomavirus positive solid tumors and celiac disease.

About SQZ Biotechnologies
SQZ Biotechnologies Company is a clinical-stage biotechnology company focused on unlocking the full potential of cell therapies for patients around the world. The company has active programs in oncology, autoimmune and infectious diseases, as well as additional exploratory initiatives to support future pipeline growth. SQZ’s proprietary Cell Squeeze® technology can deliver multiple biological materials into many cell types, offering the ability to engineer a broad range of potential therapeutics. With clinical production timelines already under 24 hours, the company has the potential to enable broader patient accessibility through point-of-care manufacturing implementation across multiple therapeutic programs. Our approach could also improve a patient’s treatment journey with no planned hospitalization or preconditioning treatment. The company’s first therapeutic efforts seek to generate target-specific immune responses, both through activation for the treatment of solid tumors and infectious diseases, and by immune tolerance for the treatment of autoimmune diseases. For more information, please visit www.sqzbiotech.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements relating to executive management, regulatory submissions, platform and clinical development, product candidates, preclinical and clinical activities, progress and outcomes, development plans, clinical safety and efficacy results, and therapeutic potential. These forward-looking statements are based on management's current expectations. Actual results could differ from those projected in any forward-looking statements due to several risk factors. Such factors include, among others, risks and uncertainties related to our limited operating history; our significant losses incurred since inception and expectation to incur significant additional losses for the foreseeable future; the development of our initial product candidates,

Empowering Cells to Change Lives

upon which our business is highly dependent; the impact of the COVID-19 pandemic on our operations and clinical activities; our need for additional funding and our cash runway; the lengthy, expensive, and uncertain process of clinical drug development, including uncertain outcomes of clinical trials and potential delays in regulatory approval; our ability to maintain our relationships with our third party vendors and strategic collaborators; and protection of our proprietary technology, intellectual property portfolio and the confidentiality of our trade secrets. These and other important factors discussed under the caption "Risk Factors" in our most recent Annual Report on Form 10-K and other filings with the U.S. Securities and Exchange Commission could cause actual results to differ materially from those indicated by the forward-looking statements. Any forward-looking statements represent management's estimates as of this date and we undertake no duty to update these forward-looking statements, whether as a result of new information, the occurrence of current events, or otherwise, unless required by law.

SQZ CONTACTS

MEDIA

John Lacey

781-392-5514

john.lacey@sqzbiotech.com

INVESTORS

Michael Kaiser

857-760-0398

michael.kaiser@sqzbiotech.com